UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 19, 2002

and April 25, 2002

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JAMES BARCLAY ALAN, INC.

(Exact name of registrant as specified in its charter)

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Commission File Number: 0-27161

Nevada, U.S.A.                                                                              91-1976310

(State or other jurisdiction of                                                                    (I.R.S. Employer

incorporation or organization)                                                                     Identification No.)

509 Madison Avenue, 16th Floor, New York, New York 10022

(Address of principal executive offices)

(212) 201-1855

(Issuer's telephone number, including area code)

PAYFORVIEW MEDIA GROUP HOLDINGS CORP.

(Former name, former address and former fiscal year,

if changed since last report)

Item 2: Acquisition or Disposition of Assets

On January 11, 2002, the registrant entered into an agreement to acquire 100% of the issued and outstanding common stock of Bermondsey Investments Inc., (“Bermondsey”) from the sole shareholder of Bermondsey in exchange for an aggregate of 5,000,000 shares of the Registrant’s common stock.

On February 19, 2002, the Company announced that it had agreed to complete the purchase of James Barclay Alan, Ltd. (formerly Bermondsey Investments, Ltd)in exchange for 5,000,000 shares of its restricted common stock. Upon completion of the transaction, former shareholders of James Barclay Alan, when aggregated, would own approximately 42 per cent of the equity of the Company. The Company effected a name and symbol change on February 22, 2002, the new symbol being JBAI and the name changed to James Barclay Alan, Inc. The initial 8-K reporting these events was filed on February 26, 2002.

Because Bermondsey was a holding company for investment banking contracts and investments that as a result of the agreement were transferred to the ownership of the Registrant, the transaction does not constitute a business combination because the Registrant did not acquire an ongoing business. Therefore, financial statements and pro forma financial information are not required to be provided in connection with this transaction. However, the acquired assets will be included in the Registrant’s consolidated balance sheet to be included in the Form 10-QSB for the Quarter ended March 31, 2002 and in the Form 10-KSB for the year ending December 31, 2002.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2002

/s/ Rodney Gelineau

Rodney Gelineau, President and Chief Executive Officer

/s/ Marc Pitcher

Marc Pitcher, General Manager, Director

/s/ Rick Marech

Rick Marech, Secretary and Director

/s/ George Mellides

George Mellides, Chief Financial Officer